Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-107500) pertaining to the Danaher Corporation & Subsidiaries Retirement and Savings Plan and the Danaher Corporation & Subsidiaries Savings Plan of our report dated January 27, 2004, with respect to the financial statements and schedules of the Danaher Corporation & Subsidiaries Retirement and Savings Plan and the Danaher Corporation & Subsidiaries Savings Plan included in this Annual Report (Form 11-K) for the year ended December 26, 2003.

Baltimore, Maryland

June 23, 2004